DNB Financial Corporation

For further information, please contact:

Gerald F. Sopp CFO/Executive Vice-President

484.359.3138FOR IMMEDIATE RELEASE

gsopp@dnbfirst.com (NasdaqCM: DNBF)

DNB Financial Corporation Reports Fourth Quarter and Full Year 2018 Results

Downingtown PA, January  24, 2019 (GLOBE NEWSWIRE)– DNB Financial Corporation (Nasdaq: DNBF), today reported net income of $3.0 million, or $0.69 per diluted share, for the quarter ending December 31, 2018, compared with $808,000, or $0.19 per diluted share, for the same quarter, last year.  For the year ending December 31, 2018, net income was $10.7 million, or $2.48 per diluted share, compared with $7.9 million, or $1.85 per diluted share, for the same period last year.  Fourth quarter and full year 2017 results were impacted by a $1.8 million charge, or $0.43 per diluted share, to adjust deferred taxes due to the enactment of the Tax Cuts and Jobs Act (the “Tax Act”) in December 2017.

DNB Financial Corporation (the “Company” or “DNB”) is the parent of DNB First, National Association, one of the first nationally-chartered community banks to serve the greater Philadelphia region.

William J. Hieb, President and CEO, stated, “Our fourth quarter results provide further evidence of the strength and flexibility of the Company’s business strategy.  Although the flat yield curve poses a challenge for all banks, we are confident that our prudent commercial loan growth, conservative credit culture, and judicious expense management will benefit our shareholders.”

Highlights

•

Total loans increased 2.9% (not annualized) on a sequential quarter basis and 10.5% since December 31, 2017.  Total commercial loans grew 4.2% (not annualized) on a sequential quarter basis and were 83.3% of total loans as of December 31, 2018.

•	The net interest margin was 3.45% for the quarter ending December 31, 2018, compared with 3.39% for the previous quarter and 3.74% for the three months ending December 31, 2017.
•

Asset quality remained stable as net charge-offs were only 0.10% (annualized) of total average loans for the fourth quarter of 2018.  Non-performing loans were 0.62% of total loans at December 31, 2018.

•

Wealth management assets under care were $253.3 million as of December 31, 2018, compared with $252.8 million as of December 31, 2017.  Wealth management fees represented approximately 37% of total fee income for the fourth quarter of 2018.

•	The Company paid a quarterly cash dividend of $0.07 per share on December 10, 2018.

Income Statement Summary

Net income of $3.0 million for the fourth quarter of 2018, generated a return on average assets (“ROAA”) and return on average tangible equity (“ROTE”) (a non-GAAP measure) of 1.03% and 12.62%, respectively.  A discussion of non-GAAP measures in this release is included below and a reconciliation of this and other non-GAAP to GAAP measures is included in the Financial Tables below.

Net interest income for the three months ending December 31, 2018 was $9.6 million, which represented a $407,000 increase from the quarter ending September 30, 2018, and a $90,000 decrease from the quarter ending December 31, 2017.  The net interest margin for the fourth quarter of 2018 was 3.45%; which represented a six basis point increase on a sequential quarter basis.  The year-over-year net interest margin decline of 29 basis points was primarily due to a $245,208 net reduction in purchase accounting marks and the higher cost of interest-bearing liabilities, which was partially offset by a $92.7 million increase in total average loans.  For the fourth quarters of 2018 and 2017, the weighted average yields on total interest-earning assets were 4.44% and 4.35%, respectively, which included purchase accounting marks.  On a year-over year basis, the weighted average yield on loans remained at approximately 4.85% as higher yields on newly-originated and purchased loans along with existing adjustable-rate loans offset the reduction in purchase accounting marks.

Total interest expense was $2.8 million for the three months ending December 31, 2018, compared with $2.5 million for the three months ending September 30, 2018 and $1.6 million for the fourth quarter of 2017.  The weighted average rate paid for interest-bearing liabilities was 1.07%, 0.98%, and 0.66% for the quarters ending December 31, 2018, September 30, 2018 and December 31, 2017, respectively.  The rise in the weighted average rate was primarily due to an overall increase in market interest rates.

The provision for credit losses was $350,000 for the fourth quarter of 2018, compared with $100,000 for the quarter ending September 30, 2018, and $375,000 for the quarter ending December 31, 2017.  As of December 31, 2018, the allowance for credit losses was $6.7 million and represented 0.71% of total loans.  Loans acquired in connection with the purchase of East River Bank in 2016 were recorded at fair value based on an initial estimate of expected cash flows, including a reduction for estimated credit losses, and without carryover of the respective portfolio's historical allowance for credit losses.

Total non-interest income for the fourth quarter of 2018 remained fairly steady at $1.3 million, compared with $1.4 million for both the third quarter of 2018 and the quarter ending December 31, 2017.  Wealth management fees were $466,000 for the fourth quarter of 2018, compared with $542,000 for the third quarter of 2018, and $456,000 for the fourth quarter of 2017.  Wealth management fees represented approximately 37% of total fee income.

Non-interest expense was approximately $6.8 million for both quarters ending December 31, 2018 and September 30, 2018, compared with $7.2 million for the quarter ending December 31, 2017.  The efficiency ratio was approximately 62% for the three months ended December 31, 2018.

Income tax expense was $643,000 for the three months ending December 31, 2018, and $2.3 million for the year ending December 31, 2018.  Fourth quarter and full year 2017 results were impacted by a $1.8 million charge, or $0.43 per diluted share, to adjust deferred taxes due to the enactment of the Tax Act in December 2017.  The Tax Act provided significant changes including a reduction of the federal corporate tax rate to 21% from 34%, effective January 1, 2018.

Balance Sheet Summary

As of December 31, 2018, total assets were $1.2 billion.  Since December 31, 2017, total assets increased $76.3 million, or 7.1%.  Total loan growth of $89.1 million, or 10.5% was partially offset by a $15.5 million, or 8.9% decrease in total investment securities.  Total deposits increased $125.6 million, or 14.6% since December 31, 2017, mainly due to growth in NOW, time, and brokered deposits.  As of December 31, 2018, total shareholders’ equity was $111.8 million, compared with $101.9 million as of December 31, 2017.  Tangible book value per share (a non-GAAP measure) was $22.21 as of December 31, 2018, compared with $20.06 as of December 31, 2017. See Reconciliation of Non-GAAP Financial Measures on page 10.

As of December 31, 2018, total loans were $935.0 million, or 80.7% of total assets.  At the same date, commercial loans, a key strategic emphasis, totaled $778.4 million and represented 83.3% of total loans.  The Company views commercial loan growth as the highest and best use of its capital as they generally have higher yields and shorter durations.    Total commercial loans increased $89.0 million, or 12.9% since December 31, 2017.  Loan originations have been prudent and conservative underwriting standards have been maintained.

Total core deposits increased $37.1 million, or 5.5% since December 31, 2017, and were 72.6% of total deposits as of December 31, 2018.  As of the same date, non-interest bearing deposits were 16.7% of total deposits.  Time and brokered deposits increased $88.4 million, or 48.5%, throughout 2018. The Company used these deposits to help fund loan growth due to their more favorable rates and maturities, compared with other funding sources.  As of December 31, 2018, the loan-to-deposit ratio was 94.8%.  Over the past year, borrowed funds decreased $57.5 million, or 51%, to $55.3 million as of December 31, 2018.

Capital ratios continue to exceed all regulatory guidelines.  As of December 31, 2018, the tier 1 leverage ratio was 9.48%, the tier 1 risk-based capital ratio was 11.74%, the common equity tier 1 risk-based capital ratio was 10.76% and the total risk based capital ratio was 13.57%.  As of the same date, the tangible common equity-to-tangible assets ratio (a non-GAAP measure) was 8.40%.  Intangible assets and goodwill totaled $15.9 million as of December 31, 2018. See Reconciliation of Non-GAAP Financial Measures on page 10.

Asset Quality Summary

Asset quality remained stable as net charge-offs were 0.10% (annualized) of total average loans for the quarter ending December 31, 2018, and 0.04% for the year ending December 31, 2018.  Total non-performing assets, including loans and other real estate property, were $10.8 million as of December 31, 2018, compared with $11.5 million as of September 30, 2018, and $12.6 million as of December 31, 2017.  The ratio of non-performing loans to total loans was 0.62% as of December 31, 2018, versus 0.89% as of December 31, 2017.

Interest Rate Risk Management

DNB's strategy has been to seek shorter duration over yield in its lending and investing activities and lengthen duration in its financing activities to minimize interest rate risk.  The Company also strives to offer products and services that develop strong relationships to retain core deposits. The Bank has an Asset Liability Management Committee that actively monitors and manages the bank's interest rate exposure using simulation models and gap analysis. The Committee's primary objective is to minimize the adverse impact of changes in interest rates on net interest income, while maximizing earnings.  Simulation model results show moderate liability sensitivity to rising rates in 100, 200, 300 and 400 basis point shock scenarios. Rate changes ramped in over 24 months also show moderate liability sensitivity.

Non-GAAP Based Financial Measures

The income statement summary and selected financial data contains non-GAAP financial measures calculated using non-GAAP amounts. These measures are tangible book value per common share, return on average tangible equity and tangible equity to tangible assets. Tangible book value per share adjusts the numerator by the amount of Goodwill and Other Intangible Assets (reduction of Shareholders' Equity). Return on average tangible equity adjusts the denominator by the amount of Goodwill and Other Intangible Assets (reduction of Shareholders’ Equity). Tangible equity to tangible assets adjusts the numerator by the amount of Goodwill and Other Intangible Assets (reduction of Shareholders’ Equity) and adjust the denominator by the amount of Goodwill and Other Intangible Assets (reduction of Total Assets). Management uses non-GAAP measures to present historical periods comparable to the current period presentation. In addition, management believes the use of non-GAAP measures provides additional clarity when assessing our financial results and use of equity. Disclosures of this type should not be viewed as substitutes for results determined to be in accordance with U.S. GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other entities.

General Information

DNB Financial Corporation is a bank holding company whose bank subsidiary, DNB First, National Association, is a community bank headquartered in Downingtown, Pennsylvania with 15 locations. DNB First, which was founded in 1860, provides a broad array of consumer and business banking products, and offers brokerage and insurance services through DNB Investments & Insurance, and investment management services through DNB Investment Management & Trust. DNB Financial Corporation's shares are traded on NASDAQ’s Capital Market under the symbol: DNBF. We invite our customers and shareholders to visit our website at https://www.dnbfirst.com. DNB's Investor Relations site can be found at http://investors.dnbfirst.com/.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, expectations or predictions of future financial or business performance. These forward-looking statements include statements with respect to DNB’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond DNB’s control). The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan" and similar expressions are intended to identify forward-looking statements.

In addition to factors previously disclosed in the reports filed by DNB with the Securities and Exchange Commission (the “SEC”) and those identified elsewhere in this document, the following factors, among others, could cause actual results to differ materially from forward looking statements or historical performance: the strength of the United States economy in general and the strength of the local economies in which DNB conducts its operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; the downgrade, and any future downgrades, in the credit rating of the U.S. Government and federal agencies; inflation, interest rate, market and monetary fluctuations; the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; the willingness of users to substitute competitors’ products and services for DNB’s products and services; the success of DNB in gaining regulatory approval of its products and services, when required; the impact of changes in laws and regulations applicable to financial institutions (including laws concerning taxes, banking, securities and insurance); technological changes; additional acquisitions; changes in consumer spending and saving habits; the nature, extent, and timing of governmental actions and reforms; and the success of DNB at managing the risks involved in the foregoing. Further, DNB’s expectations with respect to the effects of the new tax law could be affected by future clarifications, amendments, and interpretations of such law. Annualized, pro forma, projected and estimated numbers presented herein are presented for illustrative purpose only, are not forecasts and may not reflect actual results.

DNB cautions that the foregoing list of important factors is not exclusive. Readers are also cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date of this press release, even if subsequently made available by DNB on its website or otherwise. DNB does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of DNB to reflect events or circumstances occurring after the date of this press release.

For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the SEC, including our most recent annual report on Form 10-K, as supplemented by our quarterly or other reports subsequently filed with the SEC.

FINANCIAL TABLES FOLLOW

DNB Financial Corporation
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	Dec 31,		Dec 31,
	2018	2017	2018	2017
EARNINGS:
Interest income	$12,338	$11,241	$46,175	$43,385
Interest expense	2,780	1,593	9,371	5,720
Net interest income	9,558	9,648	36,804	37,665
Provision for credit losses	350	375	1,200	1,660
Non-interest income	1,268	1,250	5,199	5,012
Gain from insurance proceeds	-	123	8	203
Gain on sale of investment securities	-	25	-	50
Gain on sale of SBA loans	1	21	38	153
Loss on sale / write-down of OREO and ORA	20	-	171	121
Due diligence & merger expense	-	-	-	77
Non-interest expense	6,812	7,202	27,704	27,823
Income before income taxes(1)	3,645	3,490	12,974	13,402
Income tax expense	643	2,682	2,290	5,456
Net income	$3,002	$808	$10,684	$7,946
Net income per common share, diluted	$0.69	$0.19	$2.48	$1.85

(1) Net income before income taxes includes net accretion of purchase accounting fair value adjustments of $190,000 and $935,000 for the three and twelve month periods ended December, 31, 2018, respectively, compared with $433,000 and $2.2 million for the same periods last year.

Condensed Consolidated Statements of Financial Condition (Unaudited)
(Dollars in thousands)

	Dec 31,	Dec 31,
	2018	2017
FINANCIAL POSITION:
Cash and cash equivalents	$17,321	$10,917
Investment securities	158,669	174,173
Loans held for sale	419	651
Loans	934,971	845,897
Allowance for credit losses	(6,675)	(5,843)
Net loans	928,296	840,054
Premises and equipment, net	7,636	8,649
Restricted Stock	5,616	7,641
Other assets	40,278	39,830
Total assets	$1,158,235	$1,081,915

Deposits	$986,771	$861,203
FHLB advances	32,935	79,013
Repurchase agreements	-	12,023
Other borrowings	12,584	12,017
Subordinated debt	9,750	9,750
Other liabilities	4,349	5,967
Stockholders' equity	111,846	101,942
Total liabilities and stockholders' equity	$1,158,235	$1,081,915

DNB Financial Corporation
Selected Financial Data (Unaudited)
(In thousands, except per share data)

	Quarterly
	2018	2018	2018	2018	2017
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Earnings and Per Share Data
Net income	$3,002	$3,020	$2,049	$2,613	$808
Basic earnings per common share	$0.70	$0.70	$0.48	$0.61	$0.19
Diluted earnings per common share (2)	$0.69	$0.70	$0.47	$0.61	$0.19
Dividends per common share	$0.07	$0.07	$0.07	$0.07	$0.07
Book value per common share	$25.88	$25.06	$24.49	$24.15	$23.78
Tangible book value per common share (Non-GAAP)	$22.21	$21.38	$20.79	$20.44	$20.06
Average common shares outstanding	4,317	4,307	4,298	4,291	4,274
Average diluted common shares outstanding	4,320	4,318	4,314	4,309	4,297

Performance Ratios
Return on average assets	1.03%	1.07%	0.74%	0.97%	0.30%
Return on average equity	10.80%	11.17%	7.79%	10.25%	3.10%
Return on average tangible equity (Non-GAAP)	12.62%	13.11%	9.18%	12.12%	3.66%
Yield on Loans and Leases	4.85%	4.74%	4.70%	4.71%	4.85%
Cost of Deposits	0.97%	0.86%	0.77%	0.63%	0.52%
Net interest margin	3.45%	3.39%	3.44%	3.51%	3.74%
Efficiency ratio	62.45%	63.68%	70.39%	64.61%	64.73%
Wtd average yield on earning assets	4.44%	4.30%	4.28%	4.24%	4.35%

Asset Quality Ratios
Net charge-offs (recoveries) to average loans	0.10%	(0.12%)	0.15%	0.04%	0.06%
Non-performing loans/Total loans	0.62%	0.71%	0.76%	0.97%	0.89%
Non-performing assets/Total assets	0.94%	1.02%	1.05%	1.22%	1.16%
Allowance for credit loss/Total loans	0.71%	0.72%	0.70%	0.71%	0.69%
Allowance for credit loss/Non-performing loans	115.50%	101.36%	91.76%	73.08%	77.36%

Capital Ratios
Total equity/Total assets	9.66%	9.58%	9.29%	9.42%	9.42%
Tangible equity/Tangible assets (Non-GAAP)	8.40%	8.29%	8.00%	8.09%	8.07%
Tier 1 leverage ratio	9.48%	9.48%	9.35%	9.33%	9.19%
Common equity tier 1 risk-based capital ratio	10.76%	10.91%	10.69%	10.63%	10.71%
Tier 1 risk based capital ratio	11.74%	11.93%	11.72%	11.67%	11.80%
Total risk based capital ratio	13.57%	13.83%	13.59%	13.56%	13.73%

Wealth Management Assets Under Care(1)	$253,323	$269,074	$257,797	$260,324	$252,823

(1) Wealth Management Assets Under Care includes assets under management, administration, supervision and brokerage.
(2) The sum of the four quarters EPS data does not equal the annual EPS data due to rounding.

DNB Financial Corporation
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended
	Dec 31,	Sept 30,	June 30,	Mar 31,	Dec 31,
	2018	2018	2018	2018	2017
EARNINGS:
Interest income	$12,338	$11,635	$11,289	$10,913	$11,241
Interest expense	2,780	2,484	2,221	1,886	1,593
Net interest income	9,558	9,151	9,068	9,027	9,648
Provision for credit losses	350	100	375	375	375
Non-interest income	1,268	1,336	1,322	1,273	1,250
Gain from insurance proceeds	-	8	-	-	123
Gain on sale of investment securities	-	-	-	-	25
Gain on sale of SBA loans	1	27	10	-	21
Loss on sale / write-down of OREO and ORA	20	11	140	-	-
Non-interest expense	6,812	6,762	7,400	6,730	7,202
Income before income taxes	3,645	3,649	2,485	3,195	3,490
Income tax expense	643	629	436	582	2,682
Net income(1)	$3,002	$3,020	$2,049	$2,613	$808
Net income per common share, diluted	$0.69	$0.70	$0.47	$0.61	$0.19

(1) Fourth quarter 2017 results were impacted by a $1.8 million charge, or $0.43 per diluted share, to adjust deferred taxes due to the enactment of the Tax Cuts and Jobs Act.
Condensed Consolidated Statements of Financial Condition (Unaudited)
(Dollars in thousands)
	Dec 31,	Sept 30,	June 30,	Mar 31,	Dec 31,
	2018	2018	2018	2018	2017
FINANCIAL POSITION:
Cash and cash equivalents	$17,321	$10,702	$33,452	$14,078	$10,917
Investment securities	158,669	161,230	165,574	171,108	174,173
Loans held for sale	419	-	276	646	651
Loans and leases	934,971	908,293	885,320	864,345	845,897
Allowance for credit losses	(6,675)	(6,559)	(6,188)	(6,145)	(5,843)
Net loans and leases	928,296	901,734	879,132	858,200	840,054
Premises and equipment, net	7,636	7,881	8,150	8,366	8,649
Goodwill	15,525	15,525	15,525	15,525	15,525
Restricted Stock	5,616	5,864	6,950	7,363	7,641
Other assets	24,753	25,179	24,550	24,744	24,305
Total assets	$1,158,235	$1,128,115	$1,133,609	$1,100,030	$1,081,915

Demand	$164,746	$168,311	$175,561	$172,044	$176,815
NOW	238,276	213,707	216,261	207,538	199,310
Money market	235,023	227,797	254,061	253,757	221,726
Savings	77,979	78,996	80,044	81,635	81,050
Core deposits	716,024	688,811	725,927	714,974	678,901
Time deposits	162,096	154,021	114,766	115,214	140,490
Brokered deposits	108,651	97,049	93,422	61,598	41,812
Total deposits	986,771	939,881	934,115	891,786	861,203
FHLB advances	32,935	36,952	62,972	67,993	79,013
Repurchase agreements	-	4,089	5,609	10,717	12,023
Subordinated debt	9,750	9,750	9,750	9,750	9,750
Other borrowings	12,584	22,833	9,615	9,630	12,017
Other liabilities	4,349	6,551	6,215	6,484	5,967
Stockholders' equity	111,846	108,059	105,333	103,670	101,942
Total liabilities and stockholders' equity	$1,158,235	$1,128,115	$1,133,609	$1,100,030	$1,081,915

DNB Financial Corporation
Condensed Consolidated Statements of Financial Condition - Quarterly Average Balances (Unaudited)
(Dollars in thousands)

	Dec 31,	Sept 30,	June 30,	Mar 31,	Dec 31,
	2018	2018	2018	2018	2017
FINANCIAL POSITION:
Cash and cash equivalents	$25,269	$21,676	$20,528	$16,509	$23,513
Investment securities	159,717	163,800	168,836	172,488	173,959
Loans held for sale	320	338	642	113	34
Loans and leases	919,985	889,113	869,166	851,623	827,273
Allowance for credit losses	(6,550)	(6,567)	(6,197)	(5,958)	(5,639)
Net loans and leases	913,435	882,546	862,969	845,665	821,634
Premises and equipment, net	7,789	8,059	8,306	8,552	8,841
Goodwill	15,525	15,525	15,525	15,525	15,525
Restricted Stock	5,759	6,262	6,836	7,674	6,795
Other assets	23,816	24,012	23,568	23,436	24,723
Total assets	$1,151,630	$1,122,218	$1,107,210	$1,089,962	$1,075,024

Demand	$168,495	$174,798	$170,885	$174,022	$192,700
NOW	222,638	215,055	206,341	204,719	196,055
Money market	241,777	238,679	252,825	236,165	216,853
Savings	78,069	79,695	80,696	80,992	81,118
Core deposits	710,979	708,227	710,747	695,898	686,726
Time deposits	157,944	141,794	114,091	133,222	142,283
Brokered deposits	104,161	85,690	82,957	43,739	41,814
Total deposits	973,084	935,711	907,795	872,859	870,823
FHLB advances	34,834	45,549	54,971	75,458	59,373
Repurchase agreements	1,168	4,644	12,042	12,364	15,388
Subordinated debt	9,750	9,750	9,750	9,750	9,750
Other borrowings	15,752	13,060	10,923	10,470	9,835
Other liabilities	6,780	6,193	6,277	5,657	6,298
Stockholders' equity	110,262	107,311	105,452	103,404	103,557
Total liabilities and stockholders' equity	$1,151,630	$1,122,218	$1,107,210	$1,089,962	$1,075,024

DNB Financial Corporation
Reconciliation of Non-GAAP Financial Measures (Unaudited)

Reconciliation of Tangible Book Value Per Common Share to Book Value Per Common Share
(In thousands, except share and per share data)
	Dec 31,	Sept 30,	June 30,	Mar 31,	Dec 31,
	2018	2018	2018	2018	2017
Stockholders' Equity	$111,846	$108,059	$105,333	$103,670	$101,942
Goodwill	15,525	15,525	15,525	15,525	15,525
Other intangible assets	343	364	388	423	435
Tangible common equity (Non-GAAP)	$95,978	$92,170	$89,420	$87,722	$85,982

Outstanding shares	4,321,745	4,311,860	4,301,898	4,292,689	4,286,117

Book value per common share (GAAP)	$25.88	$25.06	$24.49	$24.15	$23.78
Tangible book value per common share (Non-GAAP)	22.21	21.38	20.79	20.44	20.06

Return on Average Tangible Equity
(Dollars in thousands)	For the Quarter Ended
	Dec 31,	Sept 30,	June 30,	Mar 31,	Dec 31,
	2018	2018	2018	2018	2017
Average Stockholders' Equity	$110,262	$107,311	$105,452	$103,404	$103,557
Average goodwill	15,525	15,525	15,525	15,525	15,525
Average other intangible assets	354	376	388	423	435
Average tangible stockholders' equity (Non-GAAP)	$94,383	$91,410	$89,539	$87,456	$87,597

Net Income	$3,002	$3,020	$2,049	$2,613	$808

Return on average stockholders' equity (GAAP)	10.80%	11.17%	7.79%	10.25%	3.10%
Return on average tangible equity (Non-GAAP)	12.62	13.11	9.18	12.12	3.66

Tangible Equity/Tangible Assets
(Dollars in thousands)
	Dec 31,	Sept 30,	June 30,	Mar 31,	Dec 31,
	2018	2018	2018	2018	2017
Stockholders' Equity	$111,846	$108,059	$105,333	$103,670	$101,942
Goodwill	15,525	15,525	15,525	15,525	15,525
Other intangible assets	343	364	388	423	435
Tangible common equity (Non-GAAP)	$95,978	$92,170	$89,420	$87,722	$85,982

Assets	1,158,235	1,128,115	1,133,609	1,100,030	1,081,915
Goodwill	15,525	15,525	15,525	15,525	15,525
Other intangible assets	343	364	388	423	435
Tangible assets (Non-GAAP)	1,142,367	1,112,226	1,117,696	1,084,082	1,065,955

Total equity/Total assets (GAAP)	9.66%	9.58%	9.29%	9.42%	9.42%
Tangible common equity/Tangible assets (Non-GAAP)	8.40	8.29	8.00	8.09	8.07